Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Strengthens Leadership Team with Appointment of Dr. Christopher Kenney as Chief Medical Officer

BURNABY, British Columbia, August 23, 2021 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, today announced the appointment of Christopher Kenney, M.D. as Chief Medical Officer, effective immediately. Dr. Kenney will oversee all clinical development and medical affairs strategies, guiding the development of Xenon’s portfolio of neurology-focused therapeutic programs.

Mr. Ian Mortimer, Xenon’s President and Chief Executive Officer, stated, “We are thrilled to welcome Chris to the Xenon senior leadership team as we enter an important period with multiple mid- to late-stage programs advancing within our neurology pipeline and continued progress from our partnered programs. Chris’ extensive industry experience that encompasses all stages of clinical development including successful drug approvals – as well as his background as a neurologist – represent a great fit with Xenon. I believe Chris will play a critical role moving forward, especially as we look ahead to the topline data from our XEN1101 Phase 2b X-TOLE study anticipated in late September to mid-October.”

Dr. Christopher Kenney commented, “I am dedicated to developing new therapies to improve the lives of patients with neurological disorders and eager to join Xenon at this exciting time of growth when a number of therapeutic candidates are advancing through clinical development. In the near-term, I am looking forward to the XEN1101 Phase 2b X-TOLE study readout as I believe this promising, novel potassium channel modulator could potentially address a true unmet medical need for patients with focal seizures.”

Dr. Christopher Kenney is a board-certified neurologist with extensive clinical research experience within neuroscience in both industry and academic roles spanning more than 20 years. Most recently, Dr. Kenney served as Chief Medical Officer at Cadent Therapeutics, a biotech company focused on creating breakthrough therapies for neurological and psychiatric conditions, from 2019 until December 2020 when it was acquired by Novartis. Previously, Dr. Kenney was Senior Vice President of Medical Affairs (2018-2019) and Senior Vice President, Clinical Development (2016-2018) at Acorda Therapeutics. Prior to that position, from 2013 to 2016, Dr. Kenney served as Vice President/Senior Vice President of Clinical Development at Biotie Therapies, a biotechnology company focused on neurodegenerative and psychiatric disorders that was acquired by Acorda Therapeutics in January 2016. Before joining Biotie, Dr. Kenney worked in clinical development at Novartis and Merck Serono. Dr. Kenney’s core medical and neurology training took place at Boston University School of Medicine and at University of California, San Diego (UCSD). Dr. Kenney held faculty positions at Baylor (2005-2007) and UCSD (2003-2005). In 2020, Dr. Kenney was appointed as a Fellow of the American Academy of Neurology.

About Xenon Pharmaceuticals Inc.

We are a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of and results from clinical trials and pre-clinical development activities relating to our proprietary and partnered product candidates; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of our proprietary and partnered product candidates; the efficacy of our clinical trial designs; our ability to successfully develop and achieve milestones in our proprietary development programs; the timing and results of our interactions with regulators; the potential to advance certain of our product candidates directly into Phase 2 or later stage clinical trials; anticipated enrollment in our clinical trials and the timing thereof; and the progress and potential of our other ongoing development programs. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; regulatory agencies may be delayed in reviewing, commenting on or approving any of our or our collaborators’ clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; impact of new or changing laws and regulations; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Investor/Media Contact:

Maria McClean
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com